Exhibit 10.3

MANAGEMENT RETENTION AGREEMENT (this “Agreement”) is dated as of May 2, 2010, among UAL Corporation, a Delaware corporation (“UAL”), United Air Lines, Inc., a Delaware corporation (“UA”, UAL and UA sometimes collectively referred to herein as “United” or the “Company”), and Peter D. McDonald (the “Executive”).

WHEREAS UAL, Continental Airlines, Inc., a Delaware corporation (“Continental”), and JT Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of UAL (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Continental (the “Merger”) and, as a result of which, Continental will become a wholly owned subsidiary of UAL;

WHEREAS the Executive is a skilled and dedicated officer of the Company who has important management responsibilities and talents that benefit the Company;

WHEREAS the Executive and the Company are parties to an employment agreement dated as of September 29, 2006 and amended as of May 15, 2008 (the “Employment Agreement”);

WHEREAS the Management Retention Agreements entered into between the Company and its Executive Vice Presidents shall constitute the EVP Change of Control Agreements (as defined in the Employment Agreement);

WHEREAS for purposes of Section 5(i) of the Employment Agreement, the Human Resources Subcommittee of the Board has approved this Agreement in writing; and

WHEREAS the Board of Directors of UAL (the “Board”) considers it essential to the best interests of the Company and its stockholders to encourage retention, diminish the distraction of the Executive by virtue of the uncertainties and risks created by the circumstances surrounding the Merger and ensure the Executive’s full attention to the Company and its Subsidiaries during such a period of uncertainty;

NOW THEREFORE, for good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of UAL, UA and the Executive (each a “party”) agrees as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Accrued Rights” shall have the meaning set forth in Section 3(a)(vii).

(b) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c) “Annual Base Salary” means the Executive’s annual rate of base salary in effect immediately prior to the Termination Date (without regard to any reduction giving rise to Good Reason).

(d) “Annual Bonus Plan” means the Company’s 2009 Annual Incentive Plan, any successor plans or any other short-term or annual incentive compensation plans (other than the Company’s Success Sharing Plan - Profit Sharing Plan or any successor plan thereto) in which the Executive participates at the time specified in the context where used.

(e) “Cause” means the occurrence of any one of the following:

(i) the Executive’s gross negligence or willful misconduct in the performance of, or the Executive’s abuse of alcohol or drugs rendering the Executive unable to perform, the material duties and services to the Company required of the Executive;

(ii) the Executive’s conviction or plea of nolo contendere for a felony or any crime involving moral turpitude;

(iii) the Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of the Executive at the Company’s expense; or

(iv) the Executive’s material breach of a material obligation of the Executive to the Company which, if correctable, remains uncorrected for 30 days following written notice of such breach by the Company to the Executive.

The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been an express resolution of the Board to that effect.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(g) “Combined Flight System” means (i) flights operated by the Company or any of its Affiliates or any successor or successors thereto, (ii) flights operated by Continental or any of its Affiliates or any successor or successors thereto, (iii) flights operated by any regional partner with whom the Company, Continental or any of their respective Affiliates or successors has an arrangement that permits positive space travel by the Company’s active and/or retired officers as of the time of the relevant travel and (iv) flights operated on behalf of the Company, Continental or any of their respective Affiliates by any third party under capacity purchase agreements with the Company, Continental or any of their respective Affiliates.

(h) “Continuation Coverage” means, subject to the limitations described in this Section 1(h), continued medical and dental coverage for the Executive and the Executive’s eligible dependents at a level that is materially equivalent to the medical and dental coverage provided by the Company to similarly situated executives who have not terminated employment. Such coverage (i) shall be provided through any reasonable method selected by the Company (including (A) through an individual policy purchased by the Company or (B) through an individual policy purchased by the Executive and reasonably acceptable to the Company for which the Executive is entitled to reimbursement from the Company), and the Company shall retain the discretion to change the method of providing such coverage at any time so long as the Company otherwise complies with its obligations hereunder, (ii) shall be offered solely as an alternative to any continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, applicable to any group health plan otherwise available to the Executive (and each of the Executive’s dependents, if any) within the meaning of Sections 601 through 608 of ERISA, (iii) shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan and (iv) shall be provided by the Company at no greater after-tax cost to the Executive than that applicable to similarly situated executives of the Company who have not terminated employment. Notwithstanding any provision of this Agreement to the contrary, the coverage to the Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that the Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon the Executive ceasing to so receive comparable benefits and notifying the Company thereof.

(i) “Disability” means a disability of the Executive such as would entitle the Executive to receive disability income benefits pursuant to the long-term disability plan of the Company or any of its Affiliates then covering the Executive or, if no such plan exists or is applicable to the Executive, the permanent and total disability of the Executive within the meaning of Section 22(e)(3) of the Code; provided, however, that if an amount payable pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A) and payment of such amount is intended to be triggered pursuant to Section 409A(a)(ii) of the Code by the Executive’s disability, such term shall mean that the Executive is considered “disabled” within the meaning of Section 409A.

(j) “Effective Time” means the time the Merger becomes effective.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(l) “Executive Outplacement Services” means executive-level outplacement services to be provided by an agency selected by the Company and reasonably acceptable to the Executive.

(m) “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i) a material diminution in the Executive’s authority, duties or responsibilities from those applicable to the Executive as of immediately prior to the Effective Time, including a change in the reporting structure such that the Executive reports to any Person at a level below the level of the Person to whom the Executive reported as of immediately prior to the Effective Time;

(ii) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to such relocation, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iii) a material diminution in the Executive’s total compensation opportunity; or

(iv) a material breach by the Company of any provision of this Agreement (including, without limitation, Section 8(c)).

Notwithstanding the foregoing provisions of this Section 1(m) or any other provision in this Agreement to the contrary, a termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relied. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Executive will be entitled to terminate employment for Good Reason during the 90-day period that follows the end of the Cure Period. If the Executive does not terminate employment during such 90-day period, the Executive will not be permitted to terminate employment for Good Reason as a result of such event. If the Company disputes the existence of Good Reason, the Company shall have the burden of proof to establish that Good Reason does not exist or that the circumstances that gave rise to Good Reason have been cured.

(n) “Long-Term Incentive Plan” means any of the Company’s or any of its Affiliate’s equity-based, equity-related or other long-term incentive plans, practices, policies or programs or any award agreements thereunder.

(o) “Person” means a “person” (as such term is used in Section 13(d) of the Exchange Act).

(p) “Protection Period” means the period commencing at the Effective Time and ending on the second anniversary thereof.

(q) “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, other than for Cause, death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period or (ii) by the Executive for Good Reason during the Protection Period.

(r) “Retiree Medical Coverage” means continued medical coverage for the Executive and the Executive’s eligible dependents at a level that is materially equivalent to the coverage provided by the Company to similarly situated retired executives pursuant to the Company’s post-retirement medical plan (or any applicable plan maintained by a successor or any of its Affiliates). Such coverage (i) shall be provided through any reasonable method selected by the Company (including (A) through an individual policy purchased by the Company or (B) through an individual policy purchased by the Executive and reasonably acceptable to the Company for which the Executive is entitled to reimbursement from the Company), and the Company shall retain the discretion to change the method of providing such coverage at any time so long as the Company otherwise complies with its obligations hereunder, and (ii) shall be provided by the Company at no greater after-tax cost to the Executive than that applicable to similarly situated retired executives of the Company who are receiving materially equivalent coverage under the Company’s post-retirement medical plan (or any applicable plan maintained by a successor or any of its Affiliates).

(s) “Section 409A” means Section 409A of the Code and the regulations and other guidance published by the Internal Revenue Service thereunder, as in effect from time to time.

(t) “Spouse” means the Executive’s spouse as determined under state law without regard to the Federal Defense of Marriage Act or the Executive’s same-gender domestic partner registered with the Company in accordance with the Company’s policies.

(u) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(v) “Target Annual Bonus” means the product of the Executive’s Annual Base Salary and the Executive’s individual incentive opportunity percentage at target under the Annual Bonus Plan, as in effect immediately prior to the Termination Date (without regard to any reduction giving rise to Good Reason).

(w) “Termination Annual Bonus” means the product of the Executive’s Annual Base Salary and the Executive’s individual incentive opportunity percentage under the Annual Bonus Plan, as in effect immediately prior to the Executive’s Termination Date (without regard to any reduction giving rise to Good Reason), at the greater of (A) target and (B) the actual level of the Company’s performance against enterprise goals during the months completed during the year of termination prior to the Executive’s Termination Date, which performance level shall be deemed to have continued for the remainder of such year, provided that if the Termination Date occurs in January, the incentive opportunity percentage will be fixed at target. For the avoidance of doubt, for purposes of the Termination Annual Bonus, any applicable individual performance goals under the Annual Bonus Plan shall be deemed to have been achieved at target.

(x) “Termination Date” means the date (if any) on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective.

(y) “Termination Payment” means an amount equal to (i) the product of 2.75 and the sum of (A) the Executive’s Annual Base Salary and (B) the Executive’s Target Annual Bonus, provided that in the event that the sum of the Executive’s annual base salary and the Executive’s target annual bonus, in each case as in effect as of the Effective Time, exceeds the sum of the amounts described in the foregoing clauses (A) and (B), then the product of 2.75 and the sum of such greater amount shall be used for purposes of this clause (i), less (ii) $2,634,082 (the amount of the Special Retention Payment (as defined in the Employment Agreement)).

(z) “Travel Privileges” means travel privileges (and any amounts payable by the Company with respect thereto) at the level provided by the Company to officers of the Company, their Spouses and their eligible dependents pursuant to the Company’s Retired Officer Travel Policy as in effect on the date of this Agreement (such privileges to apply to the Combined Flight System).

SECTION 2. Effectiveness of Agreement. This Agreement shall become effective upon its execution by all parties hereto, provided that the obligations of each party pursuant to this Agreement are expressly conditioned upon (a) the occurrence of the Effective Time and (b) the Executive remaining employed by the Company until the Effective Time. In the event that the Merger Agreement is terminated prior to the Effective Time, or in the event that the Executive’s employment with the Company terminates for any reason prior to the Effective Time, this Agreement shall be immediately void and of no further force or effect. In the event that the Effective Time occurs and the Executive remains employed by the Company until the Effective Time, this Agreement shall remain in effect and shall not thereafter terminate until the Company and its Subsidiaries have performed all their obligations hereunder with no further performance being possible.

SECTION 3. Termination of Employment. (a) Qualifying Termination. Subject to Section 3(a)(viii), in the event of a Qualifying Termination, the Executive shall be entitled to the following payments and benefits:

(i) Severance Pay. The Company shall pay the Executive an amount equal to the Termination Payment in a lump-sum payment within 10 business days after the date the release described in Section 3(a)(viii) becomes effective and irrevocable (the “Release Effective Date”); provided, however, that such amount shall be paid in lieu of, and, except as set forth in Section 3(a)(ii) below and solely in the event that the Executive receives the Termination Payment, the Executive hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation the Executive is otherwise eligible to receive upon termination of employment pursuant to the Employment Agreement or any other agreement between the Company and the Executive.

(ii) Annual Bonus. In the event that the Qualifying Termination occurs on or prior to December 31 of the year in which the Effective Time occurs, the Company shall pay the Executive an amount equal to the Executive’s Termination Annual Bonus, which payment shall be made in a lump-sum payment within 10 business days after the Release Effective Date. In the event that the Qualifying Termination occurs in any year following the year in which the Effective Time occurs, the Company shall pay the Executive an amount equal to the product of (A) the Executive’s Termination Annual Bonus and (B) a fraction, the numerator of which is the number of days during the year in which the Termination Date occurs that have elapsed prior to the Termination Date, and the denominator of which is 365, which payment shall be made in a lump-sum payment within 10 business days after the Release Effective Date.

(iii) Age and Service Credit for Retirement Benefits. For purposes of determining the Executive’s eligibility for Retiree Medical Coverage, (A) the Executive’s years of qualifying service shall be computed by adding the number of years of qualifying service required for the Executive to satisfy the eligibility requirements for Retiree Medical Coverage to such Executive’s actual service as of the Termination Date and (B) the Executive’s age shall be computed by adding the number of years required for the Executive to satisfy the eligibility requirements for Retiree Medical Coverage to the Executive’s actual age as of the Termination Date.

(iv) Continued Welfare Coverage. The Executive, the Executive’s Spouse and the Executive’s eligible dependents shall be entitled to Continuation Coverage until such time as the Executive has satisfied the eligibility requirements for Retiree Medical Coverage (determined after taking into account the additional age and qualifying service credit provided pursuant to Section 3(a)(iii)), at which time the Executive will commence Retiree Medical Coverage (subject to the terms and conditions of the Company’s post-retirement medical plan (or any applicable plan maintained by a successor or any of its Affiliates) as then in effect); provided, further, that in the event that the Release Effective Date does not occur on or before the 60th day after the Termination Date, the Executive’s rights to Continuation Coverage shall immediately cease.

(v) Continued Other Perquisites. The Executive shall be entitled to the following perquisites: (A) the Executive, the Executive’s Spouse and the Executive’s eligible dependents shall be entitled to Travel Privileges beginning on the Termination Date and for the remainder of the Executive’s lifetime, provided that in the event that the Release Effective Date does not occur on or before the 60th day after the Termination Date, the Executive’s rights to Travel Privileges shall immediately cease, and (B) Executive Outplacement Services, at the Company’s cost and for a period of 12 months beginning on the Release Effective Date. The terms of Section 4(j) and, to the extent applicable, Section 4(i), shall apply to any payments and perquisites made pursuant to this Section 3(a)(v).

(vi) Long-Term Incentive Compensation Awards. (A) As a condition of the willingness of the Company to enter into this Agreement, the Executive hereby agrees to waive all rights to accelerated vesting of (v) stock options, (w) stock appreciation rights, (x) restricted stock units (whether subject to performance-based vesting criteria (“Performance-Based RSUs”) or time-based vesting criteria), (y) restricted shares and (z) long-term cash incentive awards (“Cash Incentive Awards”) held by the Executive as of the date hereof that would otherwise occur solely as a result of the occurrence of the Effective Time pursuant to any applicable Long-Term Incentive Plan. Accordingly, for good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, the Executive hereby agrees that notwithstanding any provision to the contrary in any Long-Term Incentive Plan, upon the Effective Time, no stock options, stock appreciation rights, restricted stock units, restricted shares or Cash Incentive Awards that are held by the Executive as of the date hereof and that are unvested as of the Effective Time shall vest solely as a result of the occurrence of the Effective Time. Upon the occurrence of the Effective Time, all outstanding Performance-Based RSUs and Cash Incentive Awards that were held by the Executive as of the date hereof shall no longer be subject to performance goals, and with respect to the Cash Incentive Awards, performance for all years during the performance period shall be deemed to have been achieved at target. Each restricted stock unit and restricted share held by the Executive as of the date hereof that is outstanding immediately prior to the Effective Time shall be converted into a fixed amount in cash upon the Effective Time equal to the product of (1) the number of shares of UAL common stock subject to such restricted stock unit or restricted share, as applicable, immediately prior to the Effective Time and (2) the average of the closing sales price of UAL’s common stock on the Nasdaq Global Select Market (or any other stock exchange or automated quotation system on which UAL’s common stock is then listed or quoted) over the 20 most recent consecutive trading days ending on the last trading day preceding the Effective Time. Such awards shall remain subject to their regular vesting schedule(s) and, in order for such awards to become vested, the Executive shall be required to remain employed with the Company until the time such awards otherwise would have vested pursuant to the applicable Long-Term Incentive Plan, except as otherwise provided in Section 3(a)(vi)(B) or Section 3(b) below.

(B) Notwithstanding any provision to the contrary in any Long-Term Incentive Plan, subject to Section 3(a)(viii) below, upon the Termination Date, all outstanding stock options, stock appreciation rights, restricted shares, restricted stock units, long-term cash incentive awards and similar rights and awards then held by the Executive (regardless of whether they were granted before, at or after the Effective Time) that are unvested shall automatically become fully vested (without proration) and immediately exercisable, as the case may be.

(vii) Accrued Rights. The Executive shall be entitled to (A) payments of any unpaid annual base salary, commissions and other amounts earned or accrued through the Termination Date and for reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) the full amount of the Executive’s Annual Bonus Plan awards for the year immediately prior to the year in which the Termination Date occurs in the event that the Annual Bonus Plan awards for such prior year have not been paid to the Executive by the Termination Date, (C) any payments due pursuant to Sections 4, 5 and 10 of this Agreement and (D) any payments or benefits explicitly set forth in any other agreements, benefit plans, practices, arrangements, policies and programs in which the Executive participates (other than severance benefits) (the rights to such payments, the “Accrued Rights”).

(viii) Release of Claims. Notwithstanding any provision of this Agreement or the Employment Agreement to the contrary and except as specifically provided in Sections 3(a)(iv), 3(a)(v) and 3(a)(vi)(A) of this Agreement, the Company shall not be obligated to make any payments or provide any benefits described in this Section 3(a), other than payments or benefits in respect of the Accrued Rights, and the Executive shall be obligated to pay to the Company the amounts described in clauses (A) and (B) of Section 5(k) of the Employment Agreement unless, on or before the 60th day after the Termination Date, the Executive has executed and delivered to the Company, and has not revoked in accordance with its terms, a Waiver and Release of Claims in the form of Exhibit A hereto (the “Waiver and Release of Claims”). For the avoidance of doubt, in the event of a Qualifying Termination, provided that the Executive signs the Waiver and Release of Claims, the Executive shall not be required to sign the release referenced in Section 5(k) of the Employment Agreement in order to retain the amounts described in clauses (A) and (B) of Section 5(k) of the Employment Agreement.

(b) Non-Qualifying Termination. In the event of any termination of the Executive’s employment other than a Qualifying Termination (including a termination of employment as a result of death or Disability), the Executive shall not be entitled to any additional payments or benefits from the Company under Section 3(a), other than payments or benefits with respect to the Accrued Rights. For the avoidance of doubt, in the event of any termination of the Executive’s employment other than a Qualifying Termination, the treatment of all stock options, stock appreciation rights, restricted shares, restricted stock units, long-term cash incentive awards and similar rights and awards then held by the Executive will be determined in accordance with the terms of the applicable Long-Term Incentive Plan.

SECTION 4. Section 409A. (a) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law (such taxes and penalties, “Section 409A Taxes”).

(b) Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (each, a “Company Plan”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under this Agreement or any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.

(c) If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder or under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of employment shall only be paid or provided to the Executive upon the Executive’s separation from service (within the meaning of Section 409A).

(d) If any payment or benefit to be provided under this Agreement or any Company Plan is delayed as provided in Section 4(c) above (a “Delayed Payment”), then interest at the Aa Corporate Bond Rate (as defined below) on such Delayed Payment for the period beginning on the date such Delayed Payment would otherwise have been provided in the absence of Section 4(c) above and ending on the date of receipt of such Delayed Payment shall also be paid by the Company to the Executive at the time of payment. “Aa Corporate Bond Rate” means the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding the Termination Date (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Company).

(e) In the event that the Company determines that any provision of this Agreement or any Company Plan does not comply with Section 409A and that the Executive may become subject to a Section 409A Tax, the Executive shall cooperate with the Company to execute any amendment to the provisions hereof or any other Company Plan reasonably necessary to avoid the imposition of such Section 409A Tax, but only to the minimum extent necessary to avoid the application of such Section 409A Tax and only to the extent that the Executive would not, as a result, suffer (i) any reduction in the total present value of the amounts otherwise payable to the Executive, or the benefits otherwise to be provided to the Executive, by the Company or (ii) any material increase in the risk of the Executive not receiving such amounts or benefits.

(f) Notwithstanding Section 10(n) of the Employment Agreement, in the event that, notwithstanding Section 4(e) above, the Executive is subject to a Section 409A Tax with respect to any amount payable under this Agreement or any Company Plan, then except to the extent such Section 409A Tax is attributable to the Executive’s breach of the Executive’s obligations under Section 4(e) above, the Executive shall be entitled to receive an additional payment from the Company (a “409A Indemnification Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Section 409A Tax imposed upon the 409A Indemnification Payment, the Executive retains an amount of the 409A Indemnification Payment equal to the Section 409A Tax imposed with respect to such payment. The Company’s obligation to make 409A Indemnification Payments under this Section 4(f) shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment. The terms of Section 4(i) shall apply to any 409A Indemnification Payments paid pursuant to this Section 4(f).

(g) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 409A Indemnification Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 409A Indemnification Payments and rights of indemnity under this Section 4. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(g), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such claim on the Executive’s behalf to the applicable taxing authority and shall indemnify and hold the Executive harmless, on an after-tax basis, from any tax (including interest or penalties) imposed with respect to such payment and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 409A Indemnification Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(h) If, after payment by the Company to the applicable taxing authority of an amount pursuant to Section 4(g), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4(g)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon by the applicable taxing authority after taxes applicable thereto).

(i) Notwithstanding any provision of this Agreement to the contrary, all 409A Indemnification Payments payable hereunder, and any other tax reimbursement payments that are payable to or on behalf of the Executive under this Agreement or any Company Plan, will be made to the Executive as promptly as practicable following the date the related taxes are incurred by the Executive and, in each case, not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

(j) Except as specifically permitted by Section 409A, the benefits, perquisites and reimbursements provided to the Executive under Sections 3(a)(iv), 3(a)(v) and 5(b) and otherwise under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or Company Plan in any other calendar year, and the right to such benefits, perquisites and reimbursements cannot be liquidated or exchanged for any other benefit.

SECTION 5. No Mitigation or Offset; Enforcement of this Agreement. (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 3(a)(iv) with respect to Continuation Coverage, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b) If the Executive shall obtain any money judgment or otherwise prevail with respect to any litigation or arbitration brought by the Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by the Executive from the earliest date that payment to the Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in Section 10 below. In no event shall any reimbursement be made to the Executive for such attorneys’ fees and disbursements incurred after the tenth anniversary of the date of the Executive’s death.

SECTION 6. Non-Exclusivity of Rights. Except as specifically provided in Section 3(a)(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Executive may qualify, nor shall anything in this Agreement or the accompanying Waiver and Release of Claims limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any long-term incentive award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

SECTION 7. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 8. Assignment. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b) Notwithstanding the foregoing Section 8(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

SECTION 9. Dispute Resolution. Except for any proceeding brought pursuant to Section 13 below, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in Chicago, Illinois. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of Illinois.

SECTION 10. Default in Payment. If any payment to the Executive provided for in this Agreement is not made by the Company when due, the Company shall pay to the Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in Chicago, Illinois (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank.

SECTION 11. No Solicitation. During the Executive’s employment with the Company and for a period of two years following the date of the Executive’s termination of employment, the Executive hereby agrees not to, directly or indirectly, solicit or hire, or assist any other person or entity in soliciting or hiring, any employee of the Company or any of its Subsidiaries to perform services for any entity (other than the Company or its Subsidiaries), or attempt to induce any such employee to leave the employ of the Company or its Subsidiaries; provided, however, that the restrictions of this Section 11 shall not apply to the placement of general advertisements or the use of general search firm services which are not targeted directly or indirectly towards employees of the Company or its Subsidiaries; provided further that the Executive shall not be considered to have engaged in any conduct prohibited by this Section 11 with respect to an employee so long as the Executive shall not have recommended or otherwise identified such employee as a candidate for employment and shall not have otherwise been actively involved in the solicitation or hiring of such employee.

SECTION 12. Confidentiality. During the Executive’s employment with the Company and thereafter, the Executive shall hold in strict confidence any Proprietary or Confidential Information related to the Company or its Subsidiaries, except that the Executive may disclose such information as required by law, court order, regulation or similar order. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all information relating to the Company, its Subsidiaries or Affiliates (such as business plans, trade secrets, or financial information of strategic importance to the Company or its Subsidiaries or Affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated or prepared during the Executive’s employment with the Company and the disclosure of which would be harmful to the business prospects, financial status or reputation of the Company or its Subsidiaries or Affiliates at the time of any disclosure by the Executive.

SECTION 13. Injunctive Relief. The Executive hereby agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by the Executive to perform any of the Executive’s obligations under Section 11 or 12 above. Accordingly, if the Company or any of its Affiliates institutes any action or proceeding to enforce Section 11 or 12, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF ILLINOIS, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 15. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.

SECTION 16. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 17. Entire Agreement. Except as specifically provided in this Agreement, this Agreement does not amend, alter or replace any rights or obligations of the parties hereto pursuant to the Employment Agreement (including, subject to Section 3(a)(viii) of this Agreement, the Executive’s obligations under Section 5(k) of the Employment Agreement with respect to the release attached as Exhibit B to the Employment Agreement). None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein or in the Employment Agreement.

SECTION 18. Survival. Subject to Section 2 above, the rights and obligations of the parties under the provisions of this Agreement, including Sections 3, 4, 5, 8, 9, 10, 11, 12, 13 and 15 shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 19. Notices. All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	United Air Lines, Inc.
77 W. Wacker Drive
Chicago, Illinois 60666

Attention: Senior Vice President, General
Counsel and Corporate Secretary, HDQLD
Fax: (312) 997-8180

If to the Executive:	At the address for the Executive most recently on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 20. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 22. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

UAL CORPORATION,

by	/s/ Thomas J. Sabatino, Jr.
Name:	Thomas J. Sabatino, Jr.
Title:	Senior Vice President, General Counsel and Corporate Secretary

UNITED AIR LINES, INC.,

by	/s/ Marc L. Ugol
Name:	Marc L. Ugol
Title:	Senior Vice President, Human Resources

PETER D. MCDONALD,

by	/s/ Peter D. McDonald
Name:	Peter D. McDonald
Title:	Executive Vice President and Chief Administrative Officer

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Agreement”) is entered into by and between Peter D. McDonald (“you”), UAL Corporation, and United Air Lines, Inc. (UAL Corporation and United Air Lines, Inc. are referred to collectively as the “Company”) and arises out of your severance from employment with the Company on [INSERT LAST DAY OF EMPLOYMENT] (“Termination Date”). In consideration of the promises contained in this document, the parties agree as follows:

1. Payments and Benefits. Following your Termination Date, the Company or, if applicable, the Secular Trust (as defined in the Employment Agreement between you and the Company, dated September 29, 2006 (such agreement, as amended, the “Employment Agreement”)) will provide you with the payments and benefits (if any) to which you are entitled pursuant to the Employment Agreement and the Management Retention Agreement between you and the Company (the “Management Retention Agreement”) and summarized in Attachment A. Applicable Federal, state, and local payroll taxes will be deducted as required by law. The payments and benefits covered in this Section 1 do not include any Accrued Obligations (as defined in Section 5(a) of the Employment Agreement) or Accrued Rights (as defined in the Management Retention Agreement) which you may have and which are payable according to the terms of any applicable agreements, benefit plans, practices, policies, arrangements, or programs; and, therefore, this Agreement shall not release the Company of any obligation to make any payments or provide any benefits or privileges required to satisfy such Accrued Obligations and Accrued Rights.

2. General Release. Except as set forth in Section 3 below, in exchange for the payments and benefits covered in Section 1, and for your being permitted to retain the payments described in clauses (A) and (B) of Section 5(k) of the Employment Agreement, you release and discharge the Company, its parents, subsidiaries, agents, directors, officers, employees, and representatives, and all persons acting by, through, under or in concert with the Company, its parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which you ever had, or now have, against the Released Parties to the date of this Agreement. The claims you release include, but are not limited to, claims that the Released Parties:

•

discriminated against you on the basis of your race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right you may have under the Age Discrimination in Employment Act (“ADEA”), or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders; or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

•

violated any other Federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•

violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, the Employment Agreement or any other contract of employment between you and any of the Released Parties; or

•

violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, and/or promissory estoppel; or

•

are in any way obligated for any reason to pay your damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest, except as set forth in Section 3 below.

For the purpose of giving a full and complete release, you understand and agree that this Agreement includes all claims that you may now have but do not know or suspect to exist in your favor against the Released Parties, and that, except as set forth in Section 3 below, this Agreement extinguishes those claims.

If you were employed by the Company at any time in California, or if you resided in California at any time while employed by the Company, you waive all rights under California Civil Code Section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have mutually affected his settlement with the debtor.

Ex.A - 2

If you were employed by the Company at any time in New Jersey, or if you resided in New Jersey at any time while employed by the Company, you specifically waive all rights under New Jersey’s Conscientious Employee Protection Act.

3. Protected Rights. In no event will this Agreement constitute a waiver or release of any of your rights to receive any Accrued Obligations or Accrued Rights or any rights pursuant to (or preserved by) the Employment Agreement and the Management Retention Agreement, respectively, that survive following the Termination Date. Furthermore, you are not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, or (b) any claim or right which by law cannot be waived, including your rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). You waive, however, the right to recover money if any Federal, state or local government agency, including but not limited to the EEOC, pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or severance from employment. Moreover, you shall continue to be indemnified for your actions taken while employed by the Company to the extent provided in Section 6 of the Employment Agreement, subject to the requirements of the General Corporation Law of the State of Delaware.

4. Covenant Not to Sue. You affirm that you have not filed, have not caused to be filed, and are not presently party to, any lawsuit or arbitration against any Released Party in any forum. You agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or severance from employment, except to enforce any claims against the Released Parties that are not waived by this Agreement. You understand that this is an affirmative promise by you not to sue any of the Released Parties with respect to any released claims, which is in addition to your general release of claims in Section 2 above. However, nothing in this Agreement affects your right to challenge the validity of this Agreement under ADEA. If you breach this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, you understand that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section and (ii) you will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement.

5. Acknowledgments. You affirm that you have fully reviewed the terms of this Agreement, affirm that you understand its terms, and state that you are entering into this Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of your employment with the Company or your severance from employment.

[BELOW, USE 21 DAYS FOR INDIVIDUAL SEVERANCE AND 45 DAYS WHERE 2 OR MORE EMPLOYEES ARE SEVERED AS PART OF A DEPARTMENTAL RESTRUCTURING OR REDUCTION IN FORCE]

Ex.A - 3

You acknowledge that you have had at least twenty-one (21)/forty-five (45) days to consider this Agreement thoroughly, and have been specifically advised to consult with an attorney, if you wish, before you sign below.

If you sign and return this Agreement before the end of the 21-day/45-day period, you certify that your acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage you to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day/45-day period expires, or by providing different terms to other employees who sign the release before such time period expires.

You understand that you may revoke this Agreement within seven (7) days after you sign it, or if later, within seven (7) days after your Termination Date. Your revocation must be in writing and submitted within the seven (7) day period to [name], [title], [company], [address]. If you do not revoke this Agreement within the seven (7) day period, it becomes effective and irrevocable. You further understand that if you revoke this Agreement, you will not be eligible to receive the payments and benefits (if any) covered in Section 1 and, pursuant to Section 5(k) of the Employment Agreement, within 60 days following the date that this Agreement is furnished to you by the Company, you will be required to pay the amounts described in clauses (A) and (B) of Section 5(k) of the Employment Agreement to the Company. Payments and benefits (if any) covered in Section 1 will commence as soon as administratively feasible after the end of the seven (7) day period, in accordance with the terms of the Employment Agreement and the Management Retention Agreement, as applicable, and applicable law.

You acknowledge that, before signing this Agreement, you (i) received certain information about eligibility for the payments and benefits available under this Agreement and your obligations pursuant to Section 5(k) of the Employment Agreement and (ii) had at least 21/45 days to consider this information before signing this Agreement.

[THE FOLLOWING PROVISION MUST BE INCLUDED IN THE EVENT 2 OR MORE EMPLOYEES ARE SEVERED AS PART OF A DEPARTMENTAL RESTRUCTURING OR REDUCTION IN FORCE; OTHERWISE DELETE] [You also acknowledge that: (i) before signing this Agreement, you received certain information about the persons affected by this employment severance program, including the job titles and ages of the persons selected and not selected for involuntary termination and eligible to receive the payments and benefits available under this Agreement, and (ii) you had at least 45 days to consider this information before signing this Agreement.]

6. Assignment; Binding Effect. This Agreement is assignable only by the Company, shall inure to the benefit of the Company’s assigns, successors, affiliates, and Released Parties, and is binding on the parties, their representatives, agents and assigns, and as to you, your spouse, heirs, legatees, administrators, and personal representatives.

Ex.A - 4

7. Complete Agreement; Severability. This Agreement and the other agreements and arrangements referenced herein constitute the exclusive and complete agreement between you and the Company relating to the subject matter of this Agreement. No amendment of this Agreement will be binding unless in writing and signed by you and the Company. The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the rest of this Agreement will continue in full force and effect. Additionally, a court of competent jurisdiction is authorized to modify any portion of this Agreement which is overbroad, to make such portion enforceable.

8. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

This Agreement is effective on the 8th day following the later of your Termination Date or the date on which you sign and date this Agreement below. Your right to revoke this Agreement is described in Section 5 of this Agreement. You are hereby advised by the Company to consult with an attorney prior to signing this Agreement.

EMPLOYEE		UAL CORPORATION

By:
By:
Peter D. McDonald
Date:		Its:

UNITED AIR LINES, INC.

By:

Its:

Ex.A - 5

Attachment A to Waiver and Release of Claims

Ex.A - 6